Exhibit 5.3

FedEx Freight, Inc.

2200 Forward Drive

Harrison, Arkansas 72601

April 11, 2013

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

FedEx Corporation, a Delaware corporation (the “Company”), FedEx Freight, Inc., an Arkansas corporation (“FedEx Freight”), and the other subsidiary guarantors named in the Registration Statement (defined below) have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-183989) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $250,000,000 aggregate principal amount of the Company’s 2.70% Notes due 2023 (the “Notes due 2023”) and $500,000,000 aggregate principal amount of the Company’s 4.10% Notes due 2043 (the “Notes due 2043” and, together with the Notes due 2023, the “Notes”) and the related joint and several guarantees of the Notes (the “Guarantees”).  The Notes and the Guarantees are to be issued pursuant to the provisions of a base indenture, dated as of August 8, 2006, between the Company, the guarantors party thereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Base Indenture”), as amended and supplemented by supplemental indenture no. 2, dated as of January 16, 2009, between the Company, the Guarantors and the Trustee (“Supplemental Indenture No. 2”), as further amended and supplemented by supplemental indenture no. 3, dated as of July 27, 2012, between the Company, the Guarantors and the Trustee (“Supplemental Indenture No. 3”), and as further amended and supplemented by supplemental indenture no. 4, dated as of April 11, 2013, between the Company, the Guarantors and the Trustee (“Supplemental Indenture No. 4”) (the Base Indenture, Supplemental Indenture No. 2, Supplemental Indenture No. 3 and Supplemental Indenture No. 4 are collectively referred to herein as the “Indenture”), and are to be sold pursuant to the Underwriting Agreement dated April 8, 2013, among the Company, the subsidiary guarantors named therein and the several underwriters named in Schedule A thereto (the “Underwriting Agreement”).

I am the Vice President — Employment Law of FedEx Freight and have acted as counsel to FedEx Freight in connection with the issuance and delivery by FedEx Freight of its Guarantee of the Notes (the “FedEx Freight Guarantee”).

In connection with the opinions expressed below, I have examined, or caused to be examined by attorneys under my supervision, originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the prospectus supplement dated April 8, 2013

(the “Prospectus Supplement”), which is part of the Registration Statement, the Indenture, the FedEx Freight Guarantee, the Underwriting Agreement, FedEx Freight’s articles of incorporation, as amended, and bylaws, as amended, and such agreements, documents, certificates and statements of government officials and other papers as I have deemed necessary or advisable as a basis for such opinions.  In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents.  In making our examination of executed documents and documents to be executed, I have assumed (i) that the parties thereto (other than FedEx Freight) had or will have the power, corporate or otherwise, and authority to enter into and perform all obligations thereunder, (ii) the due delivery by such parties of such documents and (iii) that such documents constitute or will constitute valid and binding obligations of such parties.  As to any facts material to the opinions expressed herein, which I have not independently established or verified, I have relied upon statements and representations of officers and representatives of FedEx Freight.

Based upon the foregoing, it is my opinion that:

1.                                      FedEx Freight is a corporation validly existing and in good standing under the laws of the State of Arkansas.

2.                                      FedEx Freight has the corporate power to (a) enter into and perform its obligations under the Indenture and (b) create, enter into and perform its obligations under the FedEx Freight Guarantee.

3.                                      Each of the Indenture and the FedEx Freight Guarantee has been duly and validly authorized, executed and delivered by FedEx Freight.

I am qualified to practice law in the State of Arkansas, and the foregoing opinion is limited to the laws of the State of Arkansas.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company and Federal Express Corporation on the date hereof and its incorporation by reference into the Registration Statement.  In addition, I further consent to the reference to me under the heading “Legal Matters” in the Prospectus Supplement.  In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Davis Polk & Wardwell LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

This opinion is expressed as of the date hereof and I undertake no, and disclaim any, obligation to advise you (or any third party) of any subsequent change in or development of law or fact that might affect the matters, conclusions, statements or opinions set forth herein.

Sincerely,

FedEx Freight, Inc.

/s/ Kenneth R. Reeves
Kenneth R. Reeves
Vice President — Employment Law